Exhibit 3.2

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION

OF

SYNTA PHARMACEUTICALS CORP.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

It is hereby certified that:

1.                                      The name of the corporation (hereinafter called the “Corporation”) is Synta Pharmaceuticals Corp.

2.                                      The Restated Certificate of Incorporation filed on February 9, 2007, as amended, is hereby further amended as follows:

A.                                  To change the name of the Corporation by striking out Article FIRST of the Restated Certificate of Incorporation in its entirety and by substituting in lieu of said Article FIRST the following: “The name of the corporation is Madrigal Pharmaceuticals, Inc. (the “Corporation”).”

3.                                      The Amendment of the Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, this 22nd day of July 2016.

Synta Pharmaceuticals Corp.

	By:	/s/ Marc R. Schneebaum
Marc R. Schneebaum
Senior Vice President and Chief Financial Officer